Exhibit 99.1

FOR MORE INFORMATION
Sun Media Contact:
Stephanie Von Allmen
650-786-8589
stephanie.vonallmen@sun.com

Sun Industry Analyst Contact:
Joanne Masters
650-786-0847
joanne.masters@sun.com

Sun Investor Contact:
Bret Schaefer
650-786-0123
bret.schaefer@sun.com

Jonathan Schwartz Named CEO of Sun Microsystems

Scott McNealy Continues as Chairman of the Board

SANTA CLARA, CALIF.—April 24, 2006—Sun Microsystems (NASDAQ: SUNW) announced today that its board of directors has appointed Jonathan Schwartz as the Company’s chief executive officer. The appointment is the result of Sun’s on-going succession planning process and is effective immediately. Schwartz, 40, succeeds Scott McNealy, 51, who will continue serving as chairman of the board and a full time employee, devoted to expanding market opportunities for Sun around the globe. Schwartz also retains the title of president.

“Since joining Sun in 1996, Jonathan has been a driving force within the Company. His leadership has been instrumental in streamlining Sun’s operations, building a solidly competitive product line, securing key acquisitions and major partner relationships and positioning us globally and across industries to reap the benefits of the networked marketplace,” said McNealy. “Jonathan has earned the admiration and respect of our nearly 38,000 employees, our customers and partners and the industry as a whole. He is the ideal leader to take the helm as Sun’s chief executive officer.”

“Sun has been a labor of love for me for since 1982 and it has been an honor and privilege to serve as its CEO for the past 22 years. We’ve helped shape the industry as it is today and the opportunities before us are immense. I look forward to a smooth transition and to working with Jonathan on Company strategy in my continued role as chairman,” McNealy added.

McNealy will focus his efforts on Sun’s government and academic relationships globally, as well as expand his role with key strategic partner relationships. McNealy will also assume the role of chairman of Sun Federal Inc., which focuses exclusively on U.S. government business.

“It is an honor to take the reins of this great company from one of the industry’s true visionaries,” said Schwartz. “I’m thrilled with this opportunity before us – a global marketplace of businesses and consumers ever increasing their participation on the network, a world-class leadership team and development process, and some of the industry’s most valuable network computing brands and technologies. I couldn’t be more excited.”

Schwartz joined Sun in 1996 upon the Company’s acquisition of Lighthouse Design, Ltd., where he served as chief executive officer. He was named Sun’s president and chief operating officer in April 2004, and has been responsible for Sun’s product development, sales, marketing and operations. Schwartz has held numerous positions at Sun including executive vice president, Software (2002-2004), senior vice president, Corporate Strategy and Planning (2000 – 2002) and vice president, Ventures Fund (1999 – 2000). Schwartz began his career as a consultant to financial services companies with McKinsey & Co., Inc., and holds degrees in economics and mathematics from Wesleyan University.

McNealy founded Sun Microsystems along with Andy Bechtolsheim, Bill Joy and Vinod Khosla in 1982, and has been the icon for the ‘open systems’ movement. He was named Sun’s chief executive officer and elected chairman of the board of directors in 1984. The ideas spawned from McNealy and other Sun founders about computing have often led the way for industry trends, none more recognizable than Sun’s tagline, “The Network is The Computer”[tm] – a succinct statement of the Company’s vision of seamless connectivity.

Sun’s vision is more relevant today than ever before and is embodied in the product and service breakthroughs it has recently brought to market – from the ‘pay-per-view’ utility computing Sun[tm] Grid and the eco-friendly 32-processor-on-a-chip Coolthreads[tm] system, to Sun’s innovative software pricing model for the Java Enterprise System and the open sourcing of Java[tm], the Solaris[tm] Operating System and the UltraSPARC[r] T1 chip. The industry has clearly recognized Sun’s innovation and the Company has received scores of awards, including Best Server Solution from Waters and the eWeek Excellence Award for Solaris, and is setting numerous record-breaking benchmarks with its UltraSPARC and SunFire[tm] systems.

Sun management will host a media, financial and industry analyst conference call today at 3:00 p.m. PT (6:00 p.m. ET). The call can be accessed at 888-271-9036 (U.S.) or 706-679-4835 (outside U.S.). For those unable to listen to the live conference call, a telephone replay will be available at 800-642-1687 (U.S.) or 706-645-9291 (outside U.S.) with conference call ID # 8097178. The telephone replay will be available beginning April 24, 2006 at 6:00 p.m. PT through May 8, 2006 at 8:59 p.m. PT.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Sun Microsystems, Inc.’s future opportunities, including statements regarding expanding market opportunities, reaping the benefits of the networked marketplace, the opportunity for Sun and Sun’s vision. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those predicted in any such forward-looking statements. Factors that could cause actual results to differ materially from those contained in our forward-looking statements include: increased competition; failure to rapidly and successfully develop and introduce new products; risks associated with our international customers and operations; and delays in product development or customer acceptance and implementation of new products and technologies. Please also refer to Sun’s periodic reports that are filed from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 25, 2005 and December 25, 2005. Sun assumes no obligation to, and does not currently intend to, update these forward-looking statements.

About Sun Microsystems, Inc.

A singular vision — “The Network Is The Computer”[tm] — guides Sun in the development of technologies that power the world’s most important markets. Sun’s philosophy of sharing innovation and building communities is at the forefront of the next wave of computing: the Participation Age. Sun can be found in more than 100 countries and on the Web at sun.com.

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Sun, Sun Microsystems, the Sun logo, CoolThreads, Java, Solaris, Sun Fire and The Network Is

The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and in other countries. All SPARC trademarks are used under license and are trademarks or registered trademarks of SPARC International, Inc. in the US and other countries. Products bearing SPARC trademarks are based upon an architecture developed by Sun Microsystems, Inc.